                                                                    EXHIBIT 99.1

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                     AGREEMENT AND PLAN OF REORGANIZATION

                                    among:

                           APPLIED MATERIALS, INC.,
                            a Delaware corporation;

                         BOSTON ACQUISITION SUB, INC.,
                           a Nevada corporation; and

                              ETEC SYSTEMS, INC.,
                             a Nevada corporation


                       --------------------------------
                         Dated as of January 12, 2000
                       --------------------------------
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                               TABLE OF CONTENTS
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
SECTION 1.   DESCRIPTION OF TRANSACTION...........................................................    1
       1.1   Merger of Merger Sub into the Company................................................    1
       1.2   Effect of the Merger.................................................................    1
       1.3   Closing; Effective Time..............................................................    1
       1.4   Articles of Incorporation and Bylaws; Directors and Officers.........................    2
       1.5   Conversion of Shares.................................................................    2
       1.6   Closing of the Company's Transfer Books..............................................    3
       1.7   Exchange of Certificates.............................................................    3
       1.8   Tax Consequences.....................................................................    5
       1.9   Accounting Consequences..............................................................    5
      1.10   Further Action.......................................................................    5
SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................    5
       2.1   Due Organization; Subsidiaries; Qualification to do Business.........................    5
       2.2   Articles of Incorporation and Bylaws.................................................    6
       2.3   Capitalization; Rights to Acquire Stock..............................................    6
       2.4   SEC Filings; Financial Statements....................................................    7
       2.5   Absence of Changes...................................................................    8
       2.6   Title to Assets......................................................................   10
       2.7   Receivables; Customers; Inventories..................................................   10
       2.8   Real Property; Equipment; Leaseholds.................................................   11
       2.9   Proprietary Assets...................................................................   11
      2.10   Contracts............................................................................   14
      2.11   Sale of Products; Performance of Services............................................   17
      2.12   Liabilities..........................................................................   18
      2.13   Compliance with Legal Requirements...................................................   18
      2.14   Certain Business Practices...........................................................   18
      2.15   Governmental Authorizations..........................................................   18
      2.16   Tax Matters..........................................................................   19
      2.17   Employee and Labor Matters; Benefit Plans............................................   20
      2.18   Environmental Matters................................................................   25
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                                      i.
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                               TABLE OF CONTENTS
                                  (CONTINUED)
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
      2.19   Insurance............................................................................   25
      2.20   Transactions with Affiliates.........................................................   26
      2.21   Legal Proceedings; Orders............................................................   26
      2.22   Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement....   26
      2.23   Inapplicability of Section 2115 of California Corporations Code......................   27
      2.24   No Discussions.......................................................................   27
      2.25   Accounting Matters...................................................................   27
      2.26   Vote Required........................................................................   27
      2.27   Non-Contravention; Consents..........................................................   27
      2.28   Fairness Opinion.....................................................................   28
      2.29   Financial Advisor....................................................................   28
      2.30   Company Rights Agreement.............................................................   28
      2.31   Full Disclosure......................................................................   29
SECTION 3.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................   29
       3.1   Due Organization; Subsidiaries.......................................................   29
       3.2   Capitalization.......................................................................   30
       3.3   SEC Filings; Financial Statements....................................................   30
       3.4   Absence of Changes...................................................................   30
       3.5   Authority; Binding Nature of Agreement...............................................   30
       3.6   No Vote Required.....................................................................   31
       3.7   Non-Contravention; Consents..........................................................   31
       3.8   Valid Issuance.......................................................................   31
       3.9   Accounting Matters...................................................................   31
      3.10   Disclosure...........................................................................   31
SECTION 4.   CERTAIN COVENANTS OF THE COMPANY.....................................................   31
       4.1   Access and Investigation.............................................................   31
       4.2   Operation of the Company's Business..................................................   32
       4.3   No Solicitation......................................................................   35
SECTION 5.   ADDITIONAL COVENANTS OF THE PARTIES..................................................   36
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                                      ii
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                               TABLE OF CONTENTS
                                  (CONTINUED)
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
       5.1   Registration Statement; Prospectus/Proxy Statement...................................   36
       5.2   Company Stockholders' Meeting........................................................   37
       5.3   Regulatory Approvals.................................................................   38
       5.4   Stock Options and Warrants; ESPP.....................................................   39
       5.5   Employee Benefits....................................................................   40
       5.6   Indemnification of Officers and Directors............................................   40
       5.7   Pooling of Interests.................................................................   41
       5.8   Additional Agreements................................................................   41
       5.9   Disclosure...........................................................................   42
      5.10   Affiliate Agreements.................................................................   42
      5.11   Tax Matters..........................................................................   42
      5.12   Letter of the Company's Accountants..................................................   43
      5.13   Listing..............................................................................   43
      5.14   Resignation of Officers and Directors................................................   43
      5.15   Acknowledgments of Officers..........................................................   43
SECTION 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.........................   43
       6.1   Accuracy of Representations..........................................................   43
       6.2   Performance of Covenants.............................................................   44
       6.3   Effectiveness of Registration Statement..............................................   44
       6.4   Stockholder Approval.................................................................   44
       6.5   Consents.............................................................................   44
       6.6   Agreements and Documents.............................................................   44
       6.7   Employees............................................................................   45
       6.8   No Material Adverse Effect...........................................................   45
       6.9   HSR Act..............................................................................   45
      6.10   Listing..............................................................................   45
      6.11   No Restraints........................................................................   45
      6.12   No Governmental Litigation...........................................................   46
      6.13   No Other Litigation..................................................................   46
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                                      iii
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                               TABLE OF CONTENTS
                                  (CONTINUED)
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                                                                                                    PAGE
SECTION 7.   CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY....................................   46
       7.1   Accuracy of Representations..........................................................   46
       7.2   Performance of Covenants.............................................................   47
       7.3   Effectiveness of Registration Statement..............................................   47
       7.4   Stockholder Approval.................................................................   47
       7.5   Documents............................................................................   47
       7.6   HSR Act..............................................................................   47
       7.7   Listing..............................................................................   47
       7.8   No Restraints........................................................................   47
SECTION 8.   TERMINATION..........................................................................   47
       8.1   Termination..........................................................................   47
       8.2   Effect of Termination................................................................   49
       8.3   Expenses; Termination Fees...........................................................   49
SECTION 9.   MISCELLANEOUS PROVISIONS.............................................................   49
       9.1   Amendment............................................................................   49
       9.2   Waiver...............................................................................   50
       9.3   No Survival of Representations and Warranties........................................   50
       9.4   Entire Agreement; Counterparts.......................................................   50
       9.5   Applicable Law; Jurisdiction.........................................................   50
       9.6   Disclosure Schedule..................................................................   51
       9.7   Attorneys' Fees......................................................................   51
       9.8   Assignability........................................................................   51
       9.9   Notices..............................................................................   51
      9.10   Cooperation..........................................................................   52
      9.11   Delivery.............................................................................   52
      9.12   Construction.........................................................................   52
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                                      iv

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of January 12, 2000, by and among: Applied Materials, Inc., a Delaware corporation ("Parent"); Boston Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Etec Systems, Inc., a Nevada corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                   Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the applicable provisions of Chapter 92A of the Nevada Revised Statutes (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests."

     C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

     D. In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution of this Agreement the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option, exercisable under the circumstances specified therein, to purchase shares of Company Common Stock.

                                   Agreement

     The parties to this Agreement, intending to be legally bound, agree as follows:

     Section 1.  Description of Transaction

          1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

          1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Chapter 92A of the Nevada Revised Statutes.

          1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of Chapter 92A of the Nevada Revised Statutes shall be duly executed by the Company and Merger

Sub and, simultaneously with or as soon as practicable following the Closing, delivered to the Nevada Secretary of State for filing. The Merger shall become effective at the time such articles of merger are filed with the Nevada Secretary of State or at such later time as may be specified in such articles of merger (the "Effective Time").

          1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

                 (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Exhibit B;

                 (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                 (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

          1.5    Conversion of Shares.

                 (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                     (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) (together with any associated Rights, as defined in Section 2.3) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                      (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent (together with any associated Rights) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                     (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock then outstanding (together with any associated Rights) shall be converted into the right to receive 0.649 of a share of Parent Common Stock; and

                     (iv) each share of the common stock, no par value, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

The fraction of a share of Parent Common Stock specified in clause "(iii)" of the preceding sentence (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the "Exchange Ratio."

                 (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

                 (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                 (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

          1.6    Closing of the Company's Transfer Books. At the Effective Time:
(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

          1.7    Exchange of Certificates.

                 (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

                 (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates
(i) a letter of
transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                 (c) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent a duly executed Affiliate Agreement as contemplated by Section 5.10.

                 (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

                 (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                 (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                 (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

          1.8 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          1.9 Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests."

          1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.


     Section 2.  Representations and Warranties of the Company

     The Company represents and warrants to Parent and Merger Sub as follows:

          2.1    Due Organization; Subsidiaries; Qualification to do Business.

                 (a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

                 (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

                 (c) Except as set forth in Part 2.1(c) of the Company Disclosure Schedule, each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except in such jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

          2.2    Articles of Incorporation and Bylaws. Except as set forth in
Part 2.2 of the Company Disclosure Schedule, the Company has delivered to Parent accurate and complete copies of the articles or certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

          2.3    Capitalization; Rights to Acquire Stock.

                 (a) The authorized capital stock of the Company consists of:
(i) 60,000,000 shares of Company Common Stock, of which 21,595,915 shares have been issued and were outstanding as of January 5, 2000 and of which 1,005,000 shares were held in the Company's treasury as of January 5, 2000; and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares have been issued or are outstanding. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(ii) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

                 (b) As of January 4, 2000: (i) 215,960 shares of Company Preferred Stock, designated as Series A Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 15, 1997, between the Company and Bank of Boston, as Rights Agent (the "Company Rights Agreement");
(ii) 30,727 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1990 Stock Plan; (iii) 6 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1990 Executive Stock Plan;
(iv) 49,069 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1994 Employee Stock Option Plan; (v) 84,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1995 Directors' Stock Option Plan; (vi) 3,085,129 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1995 Omnibus Incentive Plan; (vii) 288,807 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1995 Employee Stock Purchase Plan (the "ESPP"); and (viii) 75,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. (Stock options granted by the Company (whether pursuant to the Company's stock option plans or otherwise) are referred to in this Agreement as

"Company Options.") Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and
(vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has delivered to Parent accurate and complete copies of the Company Warrants. The exercise price of the Company Warrants is $20 per share.

                 (c) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan or similar plan commonly referred to as a "poison pill" (other than the Company Rights Agreement) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that, to the best of the knowledge of the Company, may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

                 (d) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

                 (e) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

          2.4    SEC Filings; Financial Statements.

                 (a) The Company has delivered or made available (through the SEC EDGAR system or otherwise) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 31, 1998, and all amendments thereto (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

                 (c) The Company has reviewed and assessed the recoverability of all of the intangible assets and long-lived assets of the Acquired Corporations grouped by product group, using reasonable and supportable assumptions and projections reflecting current business conditions and operating plans. As and when appropriate, the Company has recorded a reduction in the carrying amount of these assets in accordance with U.S. generally accepted accounting principles applied on a consistent basis.

          2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between October 31, 1999 and the date of this
Agreement:

                 (a) there has not been any material adverse change in the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

                 (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                 (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                 (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

                 (f) there has been no amendment to the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                 (g) none of the Acquired Corporations has received any Acquisition Proposal;

                 (h) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

                 (i) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between October 31, 1999 and the date of this Agreement, exceeds $8,000,000 in the aggregate;

                 (j) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

                 (k) none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person,
(ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

                 (l) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                 (m) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

                 (n) none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

                 (o) none of the Acquired Corporations has (i) adopted, established or entered into any Company Employee Plan (as defined in Section 2.17) or any Employee Agreement (as defined in Section 2.17), (ii) caused or permitted any Company Employee Plan or Employee Agreement to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

                 (p) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

                 (q) none of the Acquired Corporations has made any material Tax election;

                 (r) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

                 (s) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

                 (t) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

                 (u) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(t)" above.

          2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

          2.7    Receivables; Customers; Inventories.

                 (a) Except as set forth in Part 2.7 of the Company Disclosure Schedule, all existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 31, 1999 and have not yet been collected) (a) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, and (b) are current and, to the best of the Company's knowledge, will be collected in full, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $2,000,000 in the aggregate). Part 2.7 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for
(i) more than $1,000,000 of the consolidated gross revenues of the Acquired Corporations in the fiscal year ended July 31, 1999, or (ii) more than $1,000,000 of the consolidated gross revenues of the Acquired Corporations in the fiscal quarter ended October 31,

1999. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.7 of the Company Disclosure Schedule may cease dealing with the Company. Between July 31, 1998 and the date of this Agreement, no customer or potential customer of any of the Acquired Corporations has canceled any order for any of the SPG products of any of the Acquired Corporations or indicated in a writing delivered to any of the Acquired Corporations that it intends to cancel or is considering canceling any such order (it being understood that the mere rescheduling of an order will not be deemed to constitute a cancellation of such order).

                 (b) The Company has recorded all of the Acquired Corporations' inventories at the lower of cost or market, with cost being determined under the first-in, first-out method. The Company has reviewed all of the Acquired Corporations' inventories by product group and by product line and has assessed the need for excess, obsolete and slow-moving reserves, using reasonable and supportable assumptions and projections reflecting current business conditions and operating plans. The Company updates the computation of such reserves on an interim basis and has adjusted such reserves on a timely basis in accordance with U.S. generally accepted accounting principles applied on a consistent basis.

          2.8 Real Property; Equipment; Leaseholds. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for:
(i) the leaseholds created under the real property leases identified in Part 2.8(i) of the Company Disclosure Schedule; and (ii) the land described in Part 2.8(ii) of the Company Disclosure Schedule to which the Company has good and marketable fee title and which is owned by the Company free and clear of any Encumbrances, except for the Encumbrances identified in Part 2.8(ii) of the Company Disclosure Schedule.

          2.9    Proprietary Assets.

                 (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets identified or required to be identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent or non-exclusive licenses to use the Company's data file format for integrated circuit design data) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset. Part 2.9(a)(vi) of the Company Disclosure Schedule contains an accurate and complete list of each Person to whom the Company's data file formats for integrated circuit design data has been provided since the first shipment of the Company's MEBES 5000 product.

                 (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (i) all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

                 (c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule, to the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

                 (d) To the best of the knowledge of the Company, the Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. Except as set forth in
Part 2.9(d) of the Company Disclosure Schedule, none of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person (other than Parent) on an exclusive basis, or
(ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

                 (e) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, since July 31, 1995 (and, to the best of the Company's knowledge, since inception) none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Acquired Corporation Source Code or deposited into escrow any other Acquired Corporation Proprietary Asset. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code or the release from any escrow of any other Acquired Corporation Proprietary Asset. Part 2.9(e)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code.

                 (f) To the best of the knowledge of the Company, except as set forth in Part 2.9(f)(i) of the Company Disclosure Schedule, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned or used by any of the Acquired Corporations for their internal business operations is Year 2000 Compliant. To the best of the knowledge of the Company, except as set forth in Part 2.9(f)(ii) of the Company Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by any of the Acquired Corporations is Year 2000 Compliant. To the best of the knowledge of the Company, except as set forth in Part 2.9(f)(iii) of the Company Disclosure Schedule, each of the Acquired Corporations has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant. For purposes of this
Section 2.9, a computer, computer program or other item of software shall be deemed to be "Year 2000 Compliant" only if (i) the functions, calculations and other computing processes of such computer, program or software perform in a consistent and correct manner without interruption regardless of the date on which such functions, calculations and processes are actually performed and regardless of the date input to the applicable computer system (whether before, on or after January 1, 2000); (ii) such computer, program or software accepts, calculates, compares, sorts, extracts, sequences and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used (whether before, on or after January 1, 2000); (iii) such computer, program or software accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined, predetermined and appropriate manner; (iv) such computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) such computer, program or software determines leap years in accordance with the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

                 (g) Except with respect to demonstration or trial copies, to the best of the knowledge of the Company, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

          2.10   Contracts.

                 (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract," other than any Acquired Corporation Contract of the type referred to in clause "(i)" of the following sentence with an employee, consultant or director resident outside the United States. (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

                     (i) any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant, or (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions) in excess of $25,000 to any current or former employee or director;

                     (ii) any Contract (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public, or (2) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis), or (B) of the type required to be listed on the Company Disclosure Schedule pursuant to Section 2.9;

                     (iii) any Contract that contemplates or provides for the sale or license to any Person of any product of the Semiconductor Products Group of any of the Acquired Corporations to the extent that such Contract was entered into since January 1, 1999 or relates to any product not yet shipped;

                     (iv) any Contract pursuant to which any of the Acquired Corporations is required to provide maintenance or similar services if the Contract contains payment terms, warranty, indemnification, limitation of liability or similar provisions, or provisions obligating any of the Acquired Corporations to develop or provide any new technology or product or any upgrade or enhancement to any existing technology or product, that deviate in any material respect from the standard form of maintenance Contract attached to Part 2.10(a) of the Company Disclosure Schedule;

                     (v) any Contract pursuant to which any Person is the sole-source supplier of any component or subassembly of any product of any of the Acquired Corporations;

                     (vi) any Contract that provides for indemnification of any officer, director, employee or agent;

                     (vii) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

                     (viii) any Contract (other than the Rights Agreement and Contracts evidencing Company Options and Company Warrants) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities,
(B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                     (ix) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

                     (x)    any Contract relating to any currency hedging;

                     (xi) any Contract (A) with any competitor of Parent (engaged in the development or production of semiconductor or flatpanel manufacturing, testing, metrology or inspection equipment) that imposes any confidentiality obligation on any of the Acquired Corporations or on such competitor or (B) containing "standstill" or similar provisions;

                     (xii) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

                     (xiii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                     (xiv) any Contract that has a term of more than one year and that may not be terminated by an Acquired Corporation (without penalty) within 120 days after the delivery of a termination notice by such Acquired Corporation;

                     (xv) any Contract (other than (A) Contracts providing for the sale of products by the Acquired Corporations to any Person, the licensing of software by the Acquired Corporations to any Person or the purchase of inventory by the Acquired Corporations in the ordinary course of business, and
(B) Contracts listed under any other subsection of this Section 2.10(a)) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $500,000 in the aggregate;

                     (xvi) any Contract that could reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by, this Agreement or the Stock Option Agreement; and

                     (xvii) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.)

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

                 (b) Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                 (c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired

Corporations; and (iii) since January 1, 1998, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

                 (d) The Company has received payment in full of all fees payable to the Company under that certain SEMATECH Equipment Development Agreement dated July 31, 1997 between SEMATECH, Inc. ("SEMATECH") and the Company (the "SEMATECH Agreement") other than the fees allocated to milestones 10A and 10B, which are as follows: $1,250,000 for milestone 10A; and $2,000,000 for milestone 10B. The Company has delivered to SEMATECH all deliverables and has completed all work necessary for the successful completion of milestone 10A. The Company is negotiating an amendment to the SEMATECH Agreement, which the Company intends to have provide for additional payments to the Company of at least $3,250,000 in the aggregate.

                 (e) No royalties or other payments are owed to International Business Machines Corporation ("IBM") by any of the Acquired Corporations pursuant to that certain Patent License Agreement dated as of March 1, 1990 between IBM and the Company. None of the Acquired Corporations has received any notice or other communication from IBM concerning any such royalties or other payments, and the Company has no reason to believe that any such royalties or other payments will become due or owing to IBM as a result of the manufacture, use or sale of any of the past or present products of any of the Acquired Corporations.

          2.11   Sale of Products; Performance of Services

                 (a) Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, to the best of the knowledge of the Company, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Proprietary Asset or other asset (or the operation or performance thereof).

                 (b) To the best of the knowledge of the Company, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

                 (c) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule, to the best of the knowledge of the Company, since January 1, 1998, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) based upon any services performed by any of the Acquired Corporations.

          2.12 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since October 31, 1999 in the ordinary course of business and consistent with past practices; and (c) liabilities described in Part 2.12 of the Company Disclosure Schedule.

          2.13 Compliance with Legal Requirements. To the best of the knowledge of the Company, each of the Acquired Corporations is, and has at all times since January 1, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since January 1, 1996, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement (other than communications that did not give rise or relate to allegations of violations or wrongdoing).

          2.14 Certain Business Practices. None of the Acquired Corporations, and (to the best of the knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          2.15   Governmental Authorizations.

                 (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 1998 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since January 1, 1998, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

                 (b) Part 2.15(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule.

          2.16   Tax Matters.

                 (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                 (b) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through October 31, 1999 in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from October 31, 1999 through the Closing Date.

                 (c) Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, no U.S. federal income tax return of any of the Acquired Corporation has ever been, and since January 1, 1996, no other Acquired Corporation Return has been, examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

                 (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                 (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or

Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          2.17   Employee and Labor Matters; Benefit Plans.

                 (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.17(a)(i) below (which shall apply only to this Section 2.17), for purposes of this Agreement:

                     (i) "Affiliate" shall mean any Person required to be treated as a single employer with any of the Acquired Corporations within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                     (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten and whether funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Affiliate for the benefit of any Employee, or with respect to which any of the Acquired Corporations or any Affiliate has or may have any liability or obligation;

                     (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                     (iv)   "DOL" shall mean the Department of Labor;

                     (v) "Employee" shall mean any current or former employee, consultant or director of or to any of the Acquired Corporations or any Affiliate;

                     (vi) "Employee Agreement" shall mean any executive, management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other Contract between any of the Acquired Corporations or any Affiliate and any Employee;

                     (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                     (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                     (ix) "International Employee Plan" shall mean any Company Employee Plan or Employee Agreement that has been adopted, maintained or entered into by any of the Acquired Corporations or any Affiliate, whether informally or formally, or with respect to which any of the Acquired Corporations or any Affiliate may have any liability, for the benefit of Employees who perform services outside the United States;

                     (x)    "IRS" shall mean the Internal Revenue Service;

                     (xi) "Multiemployer Plan" shall mean any Pension Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                     (xii) "Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA; and

                     (xiii) "United States Company Employee Plan" shall mean any Company Employee Plan or Employee Agreement that has been adopted, maintained or entered into by any of the Acquired Corporations or any Affiliate, whether informally or formally, or with respect to which any of the Acquired Corporations or any Affiliate may have any liability, for the benefit of Employees who perform services within the United States ("United States Employees").

                 (b) Schedule. Part 2.17(b) of the Company Disclosure Schedule contains an accurate and complete list of all United States Company Employee Plans and Employee Agreements. None of the Acquired Corporations has any plan, commitment or obligation to adopt, establish or enter into any new United States Company Employee Plan or Employee Agreement or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such United States Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

                 (c) Documents. The Company has provided to Parent: (i) accurate and complete copies of all documents embodying each United States Company Employee Plan and each United States Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each United States Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each United States Company Employee Plan;
(iv) for each United States Company Employee Plan that is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with each summary of material modifications thereto, if any, required under ERISA with respect to each United States Company Employee Plan; (vi) the most recent IRS determination, opinion, notification and advisory letters with respect to each United States Company Employee Plan, and all applications and correspondence to or from the IRS or the DOL with respect to any such letter; (vii) all material written Contracts relating to each United States Company Employee Plan, including administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Employee relating to any United States Company Employee Plan or any proposed United States Company Employee Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to any of the Acquired Corporations;
(ix) all correspondence to or from any Governmental Body relating to any United States Company Employee Plan; (x) all COBRA forms and forms of related notices (or such forms and forms of notices as may be required under any comparable Legal Requirement relating to any Company Employee Plan); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three most recent plan years discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                 (d) Employee Plan Compliance. Except as set forth in Part 2.17(d) of the Company Disclosure Schedule: (i) each of the Acquired Corporations has performed in all material respects all obligations required to be performed by it under each Employee Company Plan, and none of the Acquired Corporations is in default or violation of, or has any knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including ERISA and the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to its qualified status; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there is no Legal Proceeding or claim pending, or, to the best of the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan or statutorily required international pension plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, any of the Acquired Corporations or any Affiliate (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the best of the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) none of the Acquired Corporations, and no Affiliate, is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                 (e) Pension Plan. None of the Acquired Corporations, and no Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                 (f) Multiemployer and Multiple Employer Plans. At no time has any of the Acquired Corporations or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. None of the Acquired Corporations, and no Affiliate, has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

                 (g) No Post-Employment Obligations. Except as set forth in Part 2.17(g) of the Company Disclosure Schedule, no United States Company Employee Plan provides, or reflects or represents any liability to provide, retiree health benefits to any Person for any reason, except as may be required by COBRA or any other applicable statute, and, to the best of the knowledge of the Company, none of the Acquired Corporations has ever represented, promised or contracted (whether in oral or written form) to any United States Employee (either individually or to Employees as a group) or any other Person that such Employee or other Person would be provided with retiree health benefits, except to the extent required by statute.

                 (h) Health Care Compliance. None of the Acquired Corporations, and no Affiliate, has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to any such act, or any similar provisions of state law applicable to any Employee.

                 (i) Effect of Transaction.

                     (i) Except as set forth in Part 2.17(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                     (ii) Except as set forth in Part 2.17(i) of the Company Disclosure Schedule, no payment or benefit that may be made by any of the Acquired Corporations or any Affiliate with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                 (j) Employment Matters. Each of the Acquired Corporations: (i) to the best of the knowledge of the Company, is in compliance in all material respects with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to Employees; and (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to Employees. None of the Acquired Corporations is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; or is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in
Part 2.17(j) of the Company Disclosure Schedule, there is no pending, threatened or reasonably anticipated Legal Proceeding or claim against any of the Acquired Corporations under any worker's compensation policy or long-term disability policy.

                 (k) Labor. No work stoppage or labor strike against any of the Acquired Corporations is pending, threatened or reasonably anticipated. None of the Acquired Corporations has any knowledge of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Part 2.17(k) of the Company Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending, or, to the best of the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to any of the Acquired Corporations. None of the Acquired Corporations has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Part 2.17(k) of the Company Disclosure

Schedule, none of the Acquired Corporations is or has been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by or on behalf of any of the Acquired Corporations.

                 (l) International Employee Plans. Without limiting anything contained in this Section 2.17 or elsewhere in this Agreement, except as set forth in Part 2.17(l) of the Company Disclosure Schedule: (i) there are no provisions contained in, and there are no facts or circumstances relating to, any International Employee Plan that have resulted or could result, individually or in the aggregate, in (A) any accrued, contingent or other liability to any of the Acquired Corporations in excess of the liabilities historically incurred by the Acquired Corporations pursuant to such International Employee Plan and reflected in the financial statements contained in the Company SEC Documents filed by the Company with the SEC prior to the date of this Agreement, other than immaterial liabilities, or (B) any material adverse effect on the business or operations of any of the Acquired Corporations; (ii) no International Employee Plan has any unfunded or underfunded liabilities that as of the Effective Time will not be completely offset by assets held by such International Employee Plan or by insurance already in force, and (iii) except for any law that is currently in effect, no condition exists that would prevent Parent from amending, terminating or otherwise discontinuing any International Employee Plan at any time or for any reason (or for no reason); provided, however, that options or other rights that have already been granted and benefits that have already accrued or vested may not be unilaterally terminated or amended by Parent or the Company.

                 (m) Employees. Part 2.17(m) of the Company Disclosure Schedule contains an accurate and complete list of all salaried and other employees (including all temporary employees) of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, and, with respect to United States employees only, any other cash compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. All of the United States employees of the Acquired Corporations are "at will" employees. The Company has accrued, on an interim basis, the pro rata amounts due under its various employee annual incentive programs based on the Company's assessment of the probability that the various annual incentives will be met. The accrual by the Company of these amounts is in accordance with U.S. generally accepted accounting principles applied on a consistent basis.

                 (n) Disabled Employees.  Part 2.17(n) of the Company Disclosure
Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

                 (o) Consulting Services. Part 2.17(o) of the Company Disclosure Schedule identifies each Person who is providing, or who is a party to a Contract providing for the performance of, consulting services or other services as an independent contractor to any of the Acquired Corporations.

                 (p) Labor Relations. Each of the Acquired Corporations has good labor relations, and, as of the date of this Agreement, the Company does not have any knowledge of any facts indicating that any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

          2.18 Environmental Matters. Each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. Except as set forth in Part 2.18 of the Company Disclosure Schedule, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. Except as set forth in Part 2.18 of the Company Disclosure Schedule, to the best of the knowledge of the Company,
(a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. (For purposes of this Section 2.18: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

          2.19 Insurance. The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since January 1, 1998, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. The total dollar amount of the premium paid by the Company for the two-year period ending August 22, 2000 with respect to the Existing Policy (as defined in Section 5.6) is $537,250. The Company also obtained an extension of the Existing Policy until August 22, 2001, for an additional premium of $322,350.

          2.20 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part
2.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

          2.21   Legal Proceedings; Orders.

                 (a) Except as set forth in Part 2.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                 (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

          2.22 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the Stock Option Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement and the Stock Option Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of those certain Voting Agreements of even date herewith (the "Voting Agreements") between Parent and each of the Persons identified in Part 2.22 of the Company Disclosure Schedule, the Board of Directors of the Company approved said Voting Agreements and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

          2.23 Inapplicability of Section 2115 of California Corporations Code. The Company is not subject to Section 2115 of the California Corporations Code.

          2.24 No Discussions. None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

          2.25 Accounting Matters. As of the date of this Agreement, to the best of the knowledge of the Company, neither the Company nor any affiliate (as that term is used in Rule 145 under the Securities Act) of any of the Acquired Corporations has taken or agreed to take, or plans to take, any action that the Company believes could prevent Parent from accounting for the Merger as a "pooling of interests."

          2.26 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

          2.27 Non-Contravention; Consents. Except as set forth in Part 2.27 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Stock Option Agreement, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, will directly or indirectly (with or without notice or lapse of time):

                 (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

                 (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

                 (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

                 (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

                 (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

                 (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, Chapter 92A of the Nevada Revised Statutes, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company, or
(y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

          2.28 Fairness Opinion. The Company's board of directors has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair to the stockholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of said opinion to Parent.

          2.29 Financial Advisor. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Goldman, Sachs & Co. and all fees, commissions and other amounts that may become payable to Goldman, Sachs & Co. by the Company if the Merger is consummated will not exceed the amounts specified in the letter agreement between Goldman, Sachs & Co. and the Company that was executed on behalf of the Company on October 12, 1999. The Company has furnished to Parent an accurate and complete copy of said letter agreement, and there are no other agreements under which any fees, commissions or other amounts have been paid or may become payable, or under which the Company may have or incur any indemnification or other obligation, to Goldman, Sachs & Co. or any of its affiliates. Except for Goldman, Sachs & Co., Wilson Sonsini Goodrich & Rosati, P.C. and PricewaterhouseCoopers llp, no Person is or may become entitled to receive any fee or other amount from any of the Acquired Corporations for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

          2.30 Company Rights Agreement. The Company has amended the Company Rights Agreement to provide that neither Parent nor Merger Sub, nor any affiliate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), that neither a Distribution Date (as defined in the Company Rights Agreement) nor a Shares Acquisition Date (as defined in the Company Rights Agreement) shall be deemed to occur, and that the Rights will not separate from the Company Common Stock, as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated hereby or thereby, and that none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time.

          2.31   Full Disclosure.

                 (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.6(e) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

                 (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     Section 3.  Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub represent and warrant to the Company as follows:

          3.1 Due Organization; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Parent and Merger Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and
(c) to perform its obligations under all Contracts by which it is bound. Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except in such jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent, including all amendments thereto.

          3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 1,100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock of Parent. As of January 7, 2000, 385,950,130 shares of Parent Common Stock were issued and outstanding (excluding treasury shares). As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

          3.3    SEC Filings; Financial Statements.

                 (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1999 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby.

          3.4 Absence of Changes. Between October 31, 1999 and the date of this Agreement, there has not been any event that has had a Material Adverse Effect on Parent.

          3.5 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.6 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

     3.7 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, Chapter 92A of the Nevada Revised Statutes, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

     3.8 Valid Issuance. The Parent Common Stock to be issued in the Merger and to be issued upon exercise of the assumed Company Options and any assumed Company Warrants will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.9 Accounting Matters. As of the date of this Agreement, to the best of the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests."

     3.10 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     Section 4.  CERTAIN COVENANTS OF THE COMPANY

     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

                (i) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including
(A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and
(B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management;

                (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

                (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

                (iv) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

                (v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

     4.2  Operation of the Company's Business.

          (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired

Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company's business.

          (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

                (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                (ii)  sell, issue, grant or authorize the issuance or grant of
(A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options and Company Warrants outstanding as of the date of this Agreement, and (y) pursuant to the ESPP, and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to newly-hired employees of the Company below the rank of Vice President nonqualified options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options) under its stock option plans to purchase no more than a total of 150,000 shares of Company Common Stock in the aggregate for all such employees;

                (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or warrant or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                (iv) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, consolidation of shares or similar transaction;

                (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $20,000,000 in the aggregate);

                (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business consistent with past practices;

                (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices and licenses of software owned by the Acquired Corporations to third parties entered into in the ordinary course of business consistent with past practices), or waive or relinquish any material right;

                (ix) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business under its current line of credit with ABN AMRO);

                (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases in connection with the Company's customary employee review process, and (B) may make customary bonus payments and profit sharing payments consistent with past practices payable in accordance with existing bonus and profit sharing plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

                (xi) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

                (xii) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

                (xiii) take or permit to be taken any action that the Company believes would preclude Parent from accounting for the merger as a "pooling of interests" for accounting purposes;

                (xiv)  make any Tax election;

                (xv)   commence or settle any Legal Proceeding;

                (xvi) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

                (xvii) agree or commit to take any of the actions described in clauses "(i)" through "(xvi)" of this Section 4.2(b).

          (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company contained in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

     4.3  No Solicitation.

          (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (including by amending, or granting any waiver under, the Company Rights Agreement) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement by the Required Company Stockholder Vote, this
Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement in substantially the same form as that certain Agreement Concerning Future Discussions dated September 8, 1999 between the Company and Parent (the

"Confidentiality Agreement"), and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The parties agree that for purposes of the preceding sentence (but for no other purpose), an offer that is conditioned on completion of due diligence shall be deemed to constitute a "Superior Offer" if such offer otherwise meets the definition of "Superior Offer" set forth in Exhibit A. Without limiting the generality of the first sentence of this Section 4.3(a), the Company acknowledges and agrees that any violation of any of the restrictions set forth in the first sentence of this Section 4.3(a) by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

          (b) The Company shall promptly (and in no event later than one business day after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall thereafter promptly notify Parent of any material change in the terms or status of any such Acquisition Proposal, inquiry, indication of interest or request.

          (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

          (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

  Section 5.  ADDITIONAL COVENANTS OF THE PARTIES

     5.1  Registration Statement; Prospectus/Proxy Statement.

          (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus; provided, however, that notwithstanding anything to the contrary contained in this Section 5.1(a), if (and to the extent) Parent so elects: (i) the Prospectus/Proxy Statement shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company under Section 14 of the Exchange Act; (ii) until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act, all amendments to the Prospectus/Proxy Statement shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company under
Section 14 of the Exchange Act; and (iii) Parent shall not be obligated to file the Form S-4 Registration Statement with the SEC until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

          (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     5.2  Company Stockholders' Meeting.

          (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the approval of this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b) Subject to Section 5.2(c): (i) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to approve this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to approve this Agreement being referred to as the "Company Board Recommendation"); and
(ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least two business days' prior notice of any meeting of the Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Company's board of directors determines in good faith (based upon the advice of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Company's board of directors determines in good faith, based upon the advice of the Company's outside counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3 in any material respect.

          (d) Subject to any applicable requirements of Nevada law, the Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

     5.3 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

     5.4  Stock Options and Warrants; ESPP.

          (a) Subject to Section 5.4(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option (other than options under the ESPP) and Company Warrant then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option (other than options under the ESPP) and Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued, if applicable, and the terms of the stock option or warrant agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option and Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock,
(ii) the number of shares of Parent Common Stock subject to each such Company Option and Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Option or Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option and Company Warrant shall be adjusted by dividing the per share exercise price under such Company Option or Company Warrant by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option or Company Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option or Company Warrant shall otherwise remain unchanged; provided, however, that each Company Option and Company Warrant assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than ten business days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.4(a).

          (b)   Notwithstanding anything to the contrary contained in this
Section 5.4, in lieu of assuming outstanding Company Options or Company Warrants in accordance with Section 5.4(a), Parent may, at its election, cause such outstanding Company Options or Company Warrants to be replaced by issuing replacement stock options or warrants in substitution therefor having the exercise price, and being exercisable for the number of shares, calculated in accordance with Section 5.4(a) and having other terms no more or less favorable to the optionee or warrantholder than the options or warrants that they are replacing. If Parent issues replacement stock options in accordance with this
Section 5.4(b), then Parent shall file with the SEC, no later than ten business days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to such replacement stock options.

          (c) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

          (d) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(d).

     5.5 Employee Benefits. Parent agrees that all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and/or welfare benefit plans; provided, however, that (a) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health and/or welfare benefit plan at any time, and (b) if Parent or the Surviving Corporation terminates any such health and/or welfare benefit plan, then, subject to any appropriate transition period, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as similarly situated employees of Parent. The Continuing Employees shall be given, to the extent consistent with Parent's benefit plans and with applicable law, service credit under Parent's benefit plans, for purposes of eligibility and vesting, equal to the service credit currently provided to such Continuing Employees under comparable Company Employee Plans. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation and, subject to any other binding agreement between an employee and Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment. The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

     5.6  Indemnification of Officers and Directors.

          (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Nevada law. Parent agrees to guarantee and stand behind the Company's commitments under said indemnification agreements.

          (b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $475,000 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceed $475,000 in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $475,000.

     5.7 Pooling of Interests. Each of the Company and Parent agrees (and the Company agrees to cause the Acquired Corporations) (a) not to take any action during the Pre-Closing Period that, to the best of the knowledge of the Company or to the actual knowledge of the officers of Parent, as the case may be, would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (b) to use all reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities
Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests." Each of the Company and Parent agrees to provide to PricewaterhouseCoopers llp such letters as shall be reasonably requested by PricewaterhouseCoopers llp in connection with the letters referred to in Sections 6.6(c) and 6.6(d). Parent shall cause its "affiliates" (as that term is used in Rule 145 under the Securities Act) not to sell shares of Parent Common Stock prior to the Closing in contravention of applicable "pooling of interests" accounting rules.

     5.8  Additional Agreements.

          (a) Subject to Section 5.8(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

          (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets;
(ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

     5.9 Disclosure. Except in the situation where the Company Board Recommendation has been withdrawn or modified in a manner adverse to Parent in accordance with Section 5.2(c), Parent and the Company shall consult with each other and attempt to agree upon the language of any press release or other public statement with respect to the Merger or any of the other transactions contemplated by this Agreement; provided, however, that either party may make such disclosure as is required by applicable law.

     5.10 Affiliate Agreements. The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form previously approved by Parent. Shares of Parent Common Stock and shares of Company Common Stock beneficially owned by each "affiliate" of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.10 shall not be transferable during any period prior to or after the Effective Time if, as a result of the transfer of any such shares during any such period, taking into account the nature, extent and timing of the transfer and similar transfers by all other "affiliates" of Parent and the Company, the transfer may, in the reasonable judgment of the independent accountants to Parent, prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC. Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any "affiliate" of the Company who has not provided a signed Affiliate Agreement in accordance with this
Section 5.10.

     5.11 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward llp and to Wilson Sonsini Goodrich & Rosati, P.C. tax representation letters in customary form. To the extent requested by Parent or the Company, Parent, Merger Sub and the Company shall each confirm to Cooley Godward llp and to Wilson Sonsini Goodrich & Rosati, P.C. the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.11, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward llp and Wilson Sonsini Goodrich & Rosati, P.C., respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.11.

     5.12 Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers llp, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

     5.13 Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger and issuable upon the exercise of assumed Company Options and assumed Company Warrants to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     5.14 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

     5.15 Acknowledgments of Officers. The Company shall use reasonable efforts to cause each officer of the Company of the rank of Vice President or above to execute and deliver to the Company and Parent, at or prior to the Closing, a written acknowledgment in the form previously agreed to by Parent (clarifying the terms of vesting acceleration of such officer's outstanding options).

  Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1   Accuracy of Representations.

          (a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

          (b) The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     6.2 Performance of Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     6.4 Stockholder Approval. This Agreement shall have been duly approved by the Required Company Stockholder Vote.

     6.5 Consents. Each Consent that constitutes a Specified Consent shall have been obtained and shall be in full force and effect. (For purposes of this Agreement, a Consent shall be deemed to constitute a "Specified Consent" if either: (a) such Consent relates to a real estate lease or a Material Contract (other than the leases and contracts identified on Schedule 6.5), and the failure to obtain such Consent could reasonably be expected to have an adverse effect on any of the Acquired Corporations or on Parent; or (b) the failure to obtain such Consent (considered together with the failure to obtain all other Consents that are not obtained at or prior to the Closing) could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations or on Parent.)

     6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) Affiliate Agreements in the form previously approved by Parent, executed by each Person who could reasonably be deemed to be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company;

            (b) a letter from PricewaterhouseCoopers llp, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.12;

            (c) a letter from PricewaterhouseCoopers llp, dated as of the Closing Date and addressed to Parent and the Company, reasonably satisfactory in form and substance to Parent and PricewaterhouseCoopers llp, to the effect that, after reasonable investigation, PricewaterhouseCoopers llp is not aware of any fact concerning the Company that could preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

            (d) a letter from PricewaterhouseCoopers llp, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, to the effect that PricewaterhouseCoopers llp concurs with Parent's management's conclusion that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

            (e) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5, 6.7, 6.8, 6.11, 6.12 and 6.13 have been duly satisfied; and

            (f) the written resignations of all officers and directors of each of the Acquired Corporations, effective as of the Effective Time.

     6.7    Employees.

            (a) Stephen Cooper shall not have ceased to be employed by the Company (other than by reason of his death or disability), and shall not have provided oral or written notice to the Company or Parent to the effect that he intends to terminate his employment with the Company or to decline to accept employment with Parent.

            (b) No more than one of the individuals identified on Schedule 6.7 shall have ceased to be employed by the Company (other than by reason of his death or disability), or shall have provided oral or written notice to the Company or Parent to the effect that he intends to terminate his employment with the Company or to decline to accept employment with Parent.

     6.8 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     6.9 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for any period of time; any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

     6.10 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.12 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

     6.13 No Other Litigation. There shall not be pending any Legal Proceeding that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations or on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; (d) that would affect adversely the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement (it being understood that any Legal Proceeding commenced by a stockholder of the Company against the Company or its directors, officers or professional advisors as a result of the announcement of the Merger shall be disregarded for purposes of determining whether the condition set forth in this Section 6.13 has been satisfied).

     Section 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1    Accuracy of Representations.

            (a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

            (b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

     7.2 Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     7.4 Stockholder Approval. This Agreement shall have been duly approved by the Required Company Stockholder Vote.

     7.5    Documents.  The Company shall have received the following documents:

            (a) a legal opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, (i) Wilson Sonsini Goodrich & Rosati, P.C. may rely upon the tax representation letters referred to in Section 5.11, and (ii) if Wilson Sonsini Goodrich & Rosati, P.C. does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward llp renders such opinion); and

            (b) a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and
7.2 have been duly satisfied.

     7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

     Section 8.  TERMINATION

     8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Stockholder Vote):

            (a) by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated by August 31, 2000 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

            (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (d) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve this Agreement, and (ii) this Agreement shall not have been approved at such meeting by the Required Company Stockholder Vote (and shall not have been approved at any adjournment or postponement thereof); provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have paid to Parent any fee required to be paid to Parent pursuant to
Section 8.3(c);

            (e) by Parent (at any time prior to the approval of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

            (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) would not be satisfied, (ii) any of the Company's representations and warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of a date subsequent to the date of this Agreement, (A) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (iii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach; or

            (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) would not be satisfied, (ii) any of Parent's representations and warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of a date subsequent to the date of this Agreement, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), or (iii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

     8.3    Expenses; Termination Fees.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (ii) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

            (b) If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash, within seven business days after such termination, a nonrefundable fee in the amount of $54,000,000.

            (c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (ii) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) within 270 days after such termination, an Acquisition Transaction is consummated or any of the Acquired Corporations enters into a Contract contemplating an Acquisition Transaction, the Company shall pay to Parent, in cash, at or prior to the consummation of such Acquisition Transaction or the entering into of such Contract, whichever is earlier, a nonrefundable fee in the amount of $54,000,000 (it being understood that, solely for purposes of this Section 8.3(c), all references to "15%" in the definition of "Acquisition Transaction" shall be deemed to refer instead to "35%").

     Section 9.  MISCELLANEOUS PROVISIONS

     9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of this Agreement by the stockholders of the Company); provided, however, that after approval of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2    Waiver.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     9.4 Entire Agreement; Counterparts. This Agreement and the Stock Option Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, subject to the next sentence, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. Notwithstanding anything to the contrary contained in this Agreement or in the Confidentiality Agreement,
Section 6 of the Confidentiality Agreement, and the "standstill" provisions contained therein, shall be deemed to have terminated as of the date of this Agreement and shall be of no further force or effect; provided, however, that if this Agreement is validly terminated prior to September 8, 2000, then the "standstill" provisions of Section 6 of the Confidentiality Agreement shall thereupon be reinstated and shall remain in effect until September 8, 2000.
This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

     9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the States of California and Nevada; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

     9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty.

     9.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (i) the Indemnified Persons, who shall be deemed to be third-party beneficiaries of
Section 5.6, and (ii) the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand or by courier or express delivery service or by facsimile, or (b) two business days after sent by registered mail, to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent or Merger Sub:

               Applied Materials, Inc.
               3050 Bowers
               Santa Clara, CA  95054

               Attention:  Joseph J. Sweeney
               Mail Stop: 2061
               Facsimile:  (408) 563-4635

               and

               Attention:  Alexander Meyer
               Mail Stop: 1954
               Facsimile:  (408) 986-7260


          if to the Company:

               Etec Systems, Inc.
               26460 Corporate Avenue
               Hayward, California  94545
               Attention:  W. Russell Wayman, General Counsel
               Facsimile:  (510) 732-1469

     9.10   Cooperation.   The Company agrees to cooperate fully with Parent and
to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.11 Delivery. Any obligation of a party pursuant to this Agreement to deliver or provide copies of a document to any other party shall be deemed satisfied if such document is delivered to such other party's legal counsel.

     9.12   Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

            (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                              APPLIED MATERIALS, INC.


                              By:   /s/  Joseph R. Bronson
                                    ----------------------
                              Name:  Joseph R. Bronson
                              Title: Senior Vice President,
                                     Office of the President,
                                     Chief Financial Officer, and
                                     Chief Administrative Officer

                              BOSTON ACQUISITION SUB, INC.

                              By:   /s/  Alexander Meyer
                                    --------------------
                              Name:  Alexander Meyer
                              Title: Secretary and Treasurer

                              ETEC SYSTEMS, INC.

                              By:   /s/  Stephen E. Cooper
                                    ----------------------
                              Name:  Stephen E. Cooper
                              Title: Chairman, President and CEO

                                   Exhibit A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

     Acquired Corporation Proprietary Asset. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

     Acquired Corporation Source Code. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Proprietary Asset.

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

          (c) any liquidation or dissolution of any of the Acquired
Corporations.

     Agreement. "Agreement" shall mean the Agreement and Plan of Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     Company Common Stock. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

     Company Preferred Stock. "Company Preferred Stock" shall mean the Preferred Stock, $0.01 par value per share, of the Company.

     Company Warrants. "Company Warrants" shall mean those certain warrants held by Intel Corporation to purchase 75,000 shares of Company Common Stock.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Knowledge. Phrases such as "to the Company's knowledge" or "to the best of the knowledge of the Company" shall mean the actual knowledge of the following persons: Stephen Cooper; Trisha Dohren; Mark Gesley; Paul Warkentin; William Snyder; Russell Wayman; and Frank Abboud.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

     Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or the Stock Option Agreement or to perform any of its obligations under the Agreement or the Stock Option Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following shall be deemed, in and of itself, to have a Material Adverse Effect on the Acquired
Corporations: (A) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy in general; (B) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the semiconductor industry or the semiconductor equipment industry generally, so long as such conditions do not affect any of the Acquired Corporations in a materially disproportionate manner; (C) an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action expressly required by the Agreement; and (D) a decline in the Company's stock price. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the

Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that none of the following shall be deemed, in and of itself, to have a Material Adverse Effect on Parent: (A) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy in general; (B) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the semiconductor industry or the semiconductor equipment industry generally, so long as such conditions do not affect Parent in a materially disproportionate manner; (C) an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action expressly required by the Agreement; and (D) a decline in Parent's stock price.

     Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Prospectus/Proxy Statement. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Subsidiary. An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase or otherwise acquire (whether for cash, securities or other consideration and whether by tender offer, merger or otherwise) 50% or more of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to approve the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have taken any other action clearly evidencing that the board of directors of the Company does not support the Merger or does not believe that the Merger is in the best interests of the Company's stockholders;
(ii) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (v) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable and in any event within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is announced;
(viii) any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (ix) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in Section 4.3 of the Agreement in any material respect.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of October 31, 1999, included in the Company's Report on Form 10-Q for the fiscal quarter ended October 31, 1999, as filed with the SEC prior to the date of this Agreement.

                                   EXHIBIT B

                                    FORM OF
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                              ETEC SYSTEMS, INC.

     Pursuant to the provisions of Nevada Revised Statutes Sections 78.390 and 78.403, the articles of incorporation of the above-referenced corporation are hereby amended and restated as follows:

                                   ARTICLE I
                                   ---------
                                     NAME
                                     ----

     The name of the corporation shall be Etec Systems, Inc.

                                   ARTICLE II
                                  ----------
                                 CAPITAL STOCK
                                 -------------

     Section 1.  Authorized Shares.  The aggregate number of shares which the
                 -----------------
corporation shall have authority to issue shall consist of two thousand five hundred (2,500) shares of common stock without par value.

     Section 2.  Consideration for Shares.  The common stock authorized by
                 ------------------------
Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

     Section 3.  Assessment of Stock.  The capital stock of the corporation,
                 -------------------
after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

     Section 4.  Cumulative Voting For Directors.  No stockholder of the
                 -------------------------------
corporation shall be entitled to cumulative voting of his shares for the election of directors.

     Section 5.  Preemptive Rights.  No stockholder of the corporation shall
                 -----------------
have any preemptive rights.

                                  ARTICLE III
                                  -----------
                             DIRECTORS AND OFFICERS
                             ----------------------

     Section 1.  Number of Directors.  The members of the governing board of the
                 -------------------
corporation are styled as directors. The board of directors of the corporation shall consist of at least one (1) and not more than ten (10) individuals who shall be elected in such manner as shall be provided in the bylaws of the corporation. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

     Section 2.  Directors.  The names and street addresses of the directors
                 ---------
constituting the current board of directors of the corporation are:

          Name                  Address
          ---------------       ----------------






     Section 3.  Limitation of Personal Liability.  No director or officer of
                 --------------------------------
the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for:

            (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

            (b) The payment of distributions in violation of Nevada Revised Statutes Section 78.300.

     Section 4.  Payment of Expenses.  In addition to any other rights of
                 -------------------
indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

     Section 5.  Repeal And Conflicts.  Any repeal or modification of Sections 3
                 --------------------
or 4 above approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 of this Article and any other Article of the corporation's Articles of Incorporation, the terms and provisions of Sections 3 or 4 of this Article shall control. If the Nevada Revised Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such amended laws.